                                                                   Exhibit 10.29


                           LINE OF CREDIT AGREEMENT

                                BY AND BETWEEN

                  BOARD OF TRADE OF THE CITY OF CHICAGO, INC.

                                      AND

                       LASALLE BANK NATIONAL ASSOCIATION



                               January 15, 2002

                               TABLE OF CONTENTS
                               -----------------

                                                                     Page

1.  Definitions....................................................... 4

2.  Line of Credit Commitment; Borrowing Procedures and Conditions.... 7
    2.1   Line of Credit Commitment................................... 7
    2.2   Prime Loans and LIBOR Rate Loans............................ 7
    2.3   Borrowing Procedures........................................ 7
    2.4   Stated Maturity of LIBOR Rate Loans......................... 8
    2.5   Illegality of Making LIBOR Rate Loans....................... 8

3.  Note Evidencing Loans............................................. 8

4.  Interest and Other Costs of Borrowing............................. 9
    4.1   Interest.................................................... 9
    4.2   Rate Determination Conclusive............................... 9
    4.3   Taxes and Additional Costs.................................. 9
    4.4   Compensation for Prepayment of or Failure to
          Borrow LIBOR Rate Loan......................................11
    4.5   Computation of Interest.....................................11

5.  Making and Proration of Payments; Prepayments; Offset.............11
    5.1   Making of Payments to the Bank..............................11
    5.2   Mandatory Prepayments.......................................11
    5.3   Reduction or Termination of Line of Credit;
          Optional Prepayments and Maturity of Principal..............12
    5.4   Conversion between Types of Loans...........................13
    5.5   Interest....................................................13
    5.6   Offset......................................................13
    5.7   Arrangement Fee.............................................13
    5.8   Non-Use Fee.................................................13

6.  Representations and Warranties....................................14
    6.1   Organization, Good Standing and Power.......................14
    6.2   Corporate Authority.........................................14
    6.3   Authorizations..............................................14
    6.4   No Conflicts................................................14
    6.5   Binding Agreement...........................................14
    6.6   Financial Statements........................................15
    6.7   Litigation..................................................15
    6.8   Taxes.......................................................15
    6.9   Liens.......................................................15
    6.10  Public Utility Holding Company Act..........................15
    6.11  Regulation U................................................15
    6.12  Accuracy of Information.....................................16

7.  Covenants.........................................................16
    7.1   Reports and Other Information...............................16
    7.2   Taxes.......................................................17
    7.3   Insurance...................................................17
    7.4   Use of Proceeds.............................................17
    7.5   Minimum Members' Equity.....................................17
    7.6   Funded Debt to Total Capitalization.........................17
    7.7   Fixed Charge Coverage Ratio.................................17
    7.8   Liens.......................................................18
    7.9   Indebtedness................................................19
    7.10  Other Agreements............................................19
    7.11  Change in Organizational Structure..........................19
    7.12  CBOT Rule Changes...........................................19

8.  Condition of Lending..............................................20
    8.1   Initial Loan................................................20
    8.2   All Loans...................................................20

9.  Events of Default and Their Effect................................21
    9.1   Events of Default...........................................21
    9.2   Effect of Event of Default..................................22

10. Miscellaneous.....................................................22
    10.1  Waiver; Amendments..........................................22
    10.2  Notices.....................................................22
    10.3  Computations................................................22
    10.4  Transfer of the Note........................................23
    10.5  Regulation U................................................23
    10.6  Costs, Expenses and Taxes...................................23
    10.7  Separability................................................23
    10.8  Successors and Assigns......................................23
    10.9  Governing Law; Entire Agreement.............................24
    10.10 Counterparts................................................24
    10.11 Forum Selection and Consent to Jurisdiction.................24
    10.12 Waiver of Jury Trial........................................24
    10.13 Confidentiality.............................................25

LIST OF EXHIBITS
----------------

Exhibit A   -   Form of Line of Credit Note
Exhibit B   -   Indebtedness for Borrowed Money and Guarantees of Indebtedness
Exhibit C   -   Pending Litigation
Exhibit D   -   Existing Liens
Exhibit E   -   Form of Certificate of Chief Financial Officer
Exhibit F       Form of Opinion of Counsel

                            LINE OF CREDIT AGREEMENT
                            ------------------------


     This Line of Credit Agreement (this "Agreement"), dated as of January 15, 2002, by and between the BOARD OF TRADE OF THE CITY OF CHICAGO, INC., a Delaware not-for-profit corporation (the "Borrower"), and LASALLE BANK NATIONAL ASSOCIATION, a national banking association (the "Bank") is subject to the following terms and conditions:

     1. Definitions. For the purposes of this Agreement, the following capitalized words and phrases shall have the meanings set forth below

     "Banking Day" means any Business Day on which dealings in Dollars are carried on in the London interbank market.

     "Borrowing Representative" means each authorized officer of the Borrower authorized to make borrowings hereunder pursuant to the Borrower's resolutions, as such resolutions may be amended by the Borrower from time to time.

     "Business Day" means any day on which commercial banks are open for business in Chicago, Illinois.

     "Capital Lease" means a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person as lessee that is, or is required to be recorded as a "capital lease" on the balance sheet of the Borrower prepared in accordance with GAAP.

     "Ceres" means Ceres Trading L.P., a Delaware limited partnership.

     "Ceres Interest Repurchase" means the repurchase of outstanding limited partnership interests of various limited partners in Ceres.

     "Contingent Liability" means each obligation and liability of the Borrower and all such obligations and liabilities of the Borrower incurred pursuant to any agreement, undertaking or arrangement by which the Borrower; (a) guarantees, endorses or otherwise becomes or is contingently liable upon the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including without limitation, any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the shares or ownership interest of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) agrees to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor of any other Person against loss.

     "Dollar(s)" and the sign "$" mean lawful money of the United States of America

     "EBITDA" means, for any period, Net Income for such period, plus, to the extent deducted in determining Net Income, interest expense, federal and state income taxes, depreciation and amortization for such period.

     "Event of Default" means any of the events described in Section 9.

     "Financials" means those financial statements referred to in Sections 6.6 and 7.1(a).

     "Fixed Charge Coverage Ratio" means, as of the end of each fiscal quarter using fiscal year-to-date results on an annualized basis, the ratio of (a) EBITDA to (b) all required payments of principal and interest on Funded Debt.

     "FRB" means the Board of Governors of the Federal Reserve System.

     "Funded Debt" means all Indebtedness for borrowed money of such Person which by the terms of the agreement governing, or instrument evidencing such Indebtedness matures more than one year from, or is directly or indirectly renewable or extendible at the option of the debtor under a revolving credit or similar agreement obligating the lender thereof to extend credit over a period of more than one year from the date of creation thereof, including current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor.

     "Funded Debt to Total Capitalization" means, as at the end of each fiscal quarter using fiscal year-to-date results on an annualized basis, the ratio of (a) Funded Debt to (b) Total Capitalization.

     "Indebtedness" means, at any time, without duplication, (a) all Liabilities of the Borrower, (b) all Capital Lease obligations of the Borrower, (c) all other debt, secured or unsecured, created, issued, incurred or assumed by the Borrower for money borrowed or for the deferred purchase price of any fixed or capital asset, (d) indebtedness secured by any Lien existing on property owned by the Borrower whether or not the indebtedness secured thereby has been assumed (but only to the extent of such Lien), and (e) all Contingent Liabilities of the Borrower whether or not reflected on its balance sheet.

     "Interest Period" means the period with respect to any LIBOR Rate Loan beginning with the Borrowing Date of such Loan and ending with its Stated Maturity

     "Liabilities" means at all times all liabilities of the Borrower that would be shown as such on a balance sheet of the Borrower prepared in accordance with GAAP.

     "LIBOR" means a rate of interest equal to the per annum rate of interest at which United States dollar deposits in an amount comparable to the amount of the relevant LIBOR Loan and for a period equal to the relevant Interest Period are offered generally to the Bank (rounded upward if necessary, to the nearest 1/16 of 1.00%) in the London Interbank Eurodollar market at 11:00 a.m. (London time) two Business Days prior to the commencement of each Interest Period less the maximum reserve percentages for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency liabilities, or as LIBOR is otherwise determined by the Bank in its sole and absolute discretion, such rate to remain fixed for such Interest Period. The Bank's determination of LIBOR shall be conclusive, absent manifest error

     "LIBOR Rate" shall mean a per annum rate of interest equal to LIBOR for the relevant Interest Period plus 2.75%, which LIBOR Rate shall remain fixed during such Interest Period.

     "LIBOR Rate Loan" or "LIBOR Rate Loans" mean that portion, and collectively those portions, of the aggregate outstanding principal balance of the Loans that will bear interest at the LIBOR Rate, of which at any time and from time to time, the Borrower may identify no more than five (5) advances of the Loans which will bear interest at the LIBOR Rate, of which each particular LIBOR Loan must be in the amount of ($1,000,000.00) or a higher integral multiple of ($500,000.00).

     "Members' Equity" means the amount shown opposite the caption "Members' Equity" or a similar caption as reflected on the Borrower's Financials, prepared in accordance with GAAP.

     "Net Income" means, with respect to any period, the amount shown opposite the caption "Net Income" or a similar caption as reflected on the Financials of the Borrower, prepared in accordance with GAAP.

     "Person" means any corporation, natural person, firm, joint venture, partnership, trust, unincorporated organization, enterprise, government or any department or agency of any government.

     "Potential Default" means any event that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.

     "Prime Rate" means the floating per annum rate of interest which, at any time and from time to time, shall be most recently announced by the Bank as its Prime Rate, which is not intended to be the Bank's lowest or most favorable rate of interest at any one time. The effective date of any change in the Prime Rate shall for purposes hereof be the date such rate is changed by the Bank. The Bank shall not be obligated to give notice of any change in the Prime Rate.

     "Regulation U" means Regulation U of the FRB, as in effect from time to time.

     "Total Capitalization" means, on a consolidated basis, the sum of the total amount of (a) long term debt, including the Borrower's private placement debt, revolving loans, and equipment loans plus (b) Members' Equity.

     2. Line of Credit Commitment; Borrowing Procedures and Conditions.

          2.1 Line of Credit Commitment. On and subject to the terms of this Agreement, the Bank agrees to make loans to the Borrower from time to time, (the availability of such Loans hereunder called the "Line of Credit") in such amounts (the "Loans") as the Borrower may from time to time request, but not exceeding the amount of $20,000,000 in the aggregate at any one time outstanding (as reduced from time to time in accordance with Section 5 hereof; the "Line of Credit Commitment"). The Borrower may borrow, prepay, repay, and reborrow from the Bank to, but not including, January 15, 2003 (the "Termination Date"), unless sooner notified of the termination of the Line of Credit pursuant to Section 9.2 hereof.

          2.2 Prime Loans and LIBOR Rate Loans. Each Loan shall be either a Prime Loan or, if the Borrower shall so request in its notice of borrowing pursuant to Section 2.3, a LIBOR Rate Loan, it being understood that Prime Loans and LIBOR Rate Loans may both be outstanding at the same time, provided that no more than five (5) separate LIBOR Rate Loans shall be outstanding at any one time. The terms "Prime Loan" and "LIBOR Rate Loan" shall refer to Loans having the maturities, interest rates and other provisions assigned hereunder to Loans so designated. The Bank may, if it so elects, make any LIBOR Rate Loan by causing a foreign branch, foreign subsidiary, or foreign affiliate of the Bank (its "LIBOR Rate Office") to make such Loan; provided, that in such event, such Loan shall be deemed to have been made by the Bank, and the obligation of the Borrower to repay such Loan shall nevertheless be to the Bank and shall be deemed held by it, to the extent of such Loan, for the account of its LIBOR Rate Office. Each Prime Loan shall be in a principal amount that is an integral multiple of $500,000.

          2.3 Borrowing Procedures. The Borrower shall give the Bank telephonic notice of each requested Loan not later than 11:00 a.m., Chicago time, on the date on which any Prime Loan is to be made, which date shall be a Business Day, and no later than 11:00 a.m., Chicago time, at least three
     (3) Banking Days before the date on which any LIBOR Rate Loan is to be made, which date shall be a Business Day (each date of borrowing a "Borrowing Date"), stating the date and amount thereof, whether a LIBOR Rate Loan is requested, and the date when each LIBOR Rate Loan shall mature, as the Borrower may select pursuant to Section 2.4. Each such notice of a requested Loan shall be given by one of the Borrower's Borrowing Representatives. The Bank shall disburse the proceeds of each Loan in accordance with Borrower's written instructions. Notwithstanding any other provision of this Agreement, no Loan shall be required to be made hereunder if the conditions precedent to the making of such Loan specified in Section 8 have not been satisfied.

          2.4 Stated Maturity of LIBOR Rate Loans. In its notice of each proposed LIBOR Rate Loan the Borrower shall select such date not to exceed one, two, three or six months after the date of such LIBOR Rate Loan, but no later than the Termination Date, when such LIBOR Rate Loan shall mature (its "Stated Maturity"); provided that in the absence of such selection the Borrower shall be deemed to have selected the date one (1) month after the date of such LIBOR Rate Loan. Such Stated Maturity shall be the day in the appropriate subsequent month numerically corresponding to the Borrowing Date of such LIBOR Rate Loan or, if there is no such day in such month or if the Borrowing Date is the last day of its corresponding month, the last day of such subsequent month; provided that if any such Stated Maturity would otherwise fall on a day which is not a Banking Day, said Stated Maturity shall be the next succeeding Banking Day (unless such succeeding Banking Day is the first Banking Day in a calendar month, in which case such Stated Maturity shall be the next preceding Banking Day).

          2.5 Illegality of Making LIBOR Rate Loans. Anything herein to the contrary notwithstanding, in the event that any change in (including the introduction of any new) applicable law, rule or regulation or in the interpretation or application thereof shall make it unlawful for the Bank to honor a request by the Borrower for a LIBOR Rate Loan, the Bank shall promptly notify the Borrower. If circumstances thereafter change so that it is no longer unlawful for the Bank to make LIBOR Rate Loans, the Bank shall promptly notify the Borrower.

     3. Note Evidencing Loans. The Loans shall be evidenced by a promissory note (the "Note"), substantially in the form set forth in Exhibit A attached hereto, with appropriate insertions, dated the Initial Borrowing Date, payable to the order of the Bank on the Termination Date in the original Line of Credit Commitment or in the unpaid principal amount of all of its Loans, whichever is less. Notwithstanding the principal amount of the Note as stated on the face thereof, the actual principal amount owing from the Borrower to the Bank or other holder of the Note thereunder, as of any date of computation, shall be the sum of all Loans then and theretofore made less all payments of principal actually received by the Bank in collected funds during the same period. The Bank shall maintain a master record of all Loans to and payments by the Borrower hereunder and under the Note, and the aggregate unpaid principal amount shown in such master record shall be rebuttable presumptive evidence of the principal amount owing and unpaid on the Note. The failure to record any such amount in such master record shall not, however, limit or otherwise affect the obligations of the Borrower hereunder or under the Note to repay the principal amount of the Loans, together with all interest accruing thereon. In the event of any conflict, absent demonstrable error, the Bank's master record shall be deemed controlling. The Note shall provide for the payment of interest and principal as provided in Sections 4 and 5.

     4.  Interest and Other Costs of Borrowing.

          4.1 Interest. The Borrower promises to pay interest on the unpaid amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows:

               (a) at all times while such Loan is a Prime Loan, at a rate per annum equal to the Prime Rate from time to time in effect; and

               (b) at all times while such Loan is a LIBOR Rate Loan, at a rate per annum equal to the LIBOR Rate from time to time in effect;

     provided, that, at the Bank's election, at any time that an Event of Default exists, the interest rate applicable to each Loan shall be increased by 2%.

          4.2 Rate Determination Conclusive. The applicable LIBOR Rate for each Interest Period shall be determined by the Bank, and notice thereof shall be given by the Bank promptly to the Borrower. Each determination of the LIBOR Rate by the Bank shall be conclusive and binding upon the parties hereto, in the absence of manifest error. The Bank shall, upon written request of the Borrower, deliver to the Borrower a statement showing the computation used by the Bank in determining the applicable LIBOR Rate hereunder.

          4.3  Taxes and Additional Costs.

               (a) Taxes. The Bank shall receive all payments under this Agreement and under the Note (including, without limitation, payments of interest and principal) free and clear of any and all present and future taxes, levies, imposts, duties, deductions, withholdings, fees, liabilities and similar charges imposed on or with respect to such payments, this Agreement or the Note ("Taxes") other than Bank Income Taxes. If any Taxes are required to be withheld or deducted from any amount payable under this Agreement or the Note (other than Bank Income Taxes), then the amount payable under this Agreement or the Note will be increased to the amount which, after deduction from such increased amount of all Taxes required to be withheld or deducted therefrom will yield to the Bank the amount stated to be payable under this Agreement or the Note. The Borrower will execute and deliver to the Bank, at its request, such further instruments as may be necessary or desirable to give full force and effect to any such increase, including, but not limited to, a new Note of the Borrower to be issued in exchange for the Note theretofore issued. If any Taxes other than those with respect to the overall net income of the Bank or its LIBOR Rate Office ("Bank Income Taxes") are lawfully paid by the Bank or its LIBOR Rate Office, the Borrower will, upon demand of the Bank, reimburse the Bank for such payments, together with any interest and penalties which may be imposed by a governmental agency, but without any interest imposed by the Bank or its LIBOR Rate Office, and except for any interest and penalties resulting from gross negligence or willful misconduct on the part of the Bank or its LIBOR Rate Office. The Bank shall subsequently return to the Borrower such additional amounts paid by the Borrower to the Bank on account of such Taxes deducted, withheld or reimbursed if and to the extent the Bank or its LIBOR Rate Office reasonably determines that it is able to absorb such additional amounts as a credit against any Taxes of any kind or nature due from and payable by the Bank or its LIBOR Rate Office or it is able to obtain a refund or reimbursement of such amounts from an appropriate governmental authority, provided that the Borrower shall deliver to the Bank the original tax receipt issued in connection with the payment of such withheld or deducted Taxes to an appropriate governmental authority and such other documents relating thereto as the Bank may reasonably request.

               (b) Additional Costs. If, after the date hereof, any change in applicable law or regulation or in the interpretation or application thereof by any governmental authority charged with the administration thereof:

                    (i) subjects the Bank or its LIBOR Rate Office to any Taxes of any kind whatsoever or changes the basis of taxation of payments to the Bank or its LIBOR Rate Office of principal or interest payable on its Note (except for (x) changes that affect Bank Income Taxes, whether in the determination of net income or the rate applicable thereto, and (y) Taxes for which the Bank is to be made whole pursuant to Section 4.3(a)); or

                    (ii) imposes, modifies or deems applicable any reserve or
               similar requirement against any Loan of the Bank or its LIBOR Rate Office or assets held by or deposits in or for the account of the Bank or its LIBOR Rate Office for the purpose of making or maintaining such Loan which is not otherwise taken into account in determining the Prime Rate or the LIBOR Rate; or

                    (iii) imposes on the Bank or its LIBOR Rate Office, directly or indirectly, any other material conditions, which conditions are outside of the Bank's control, affecting this Agreement or the Note held by the Bank, and the result of any of the foregoing is to increase the cost to the Bank or its LIBOR Rate Office of making or maintaining any of its Loans by an amount which the Bank deems to be material (any such amounts herein called "Additional Costs"), then the Borrower will promptly pay to the Bank upon its demand the additional amount or amounts necessary to compensate the Bank or its LIBOR Rate Office for such Additional Costs as and when incurred and without interest (except upon the Borrower's default in payment thereof).

               (c) Avoidance of Taxes or Additional Costs. If any Taxes are required to be deducted, withheld or reimbursed by the Borrower or any Additional Costs are imposed on the Borrower with respect to the Note, upon request of the Borrower, the Bank will use its best efforts to transfer the affected Loans and/or the Note to another LIBOR Rate

          Office or lending office with respect to Prime Loans ("Domestic Lending Office"), which Domestic Lending Office shall be an office, branch or subsidiary of the Bank, in a jurisdiction where all such Taxes and Additional Costs may be avoided altogether or, if avoidance is not feasible, reduced to the extent reasonably possible, provided that such transfer will not result in any increased Taxes payable by the Bank or its LIBOR Rate Office (including, without limitation, Bank Income Taxes) and not reimbursed by the Borrower. The Borrower will use its best efforts fully to cooperate with such transfer by the Bank to the extent permissible under applicable law. The Bank shall not be liable for its failure for any reason whatsoever to transfer the affected Loans or its Note or to take other appropriate action to avoid such Taxes and Additional Costs other than with respect to the Bank's gross negligence or willful misconduct.

          4.4 Compensation for Prepayment of or Failure to Borrow LIBOR Rate Loan. If the Borrower (a) makes a prepayment of any LIBOR Rate Loan under
     Section 5 on a day other than the Stated Maturity thereof or (b) fails to borrow any LIBOR Rate Loan on the Borrowing Date requested therefor pursuant to Section 2.3 prior to the last Business Day of any Interest Period, the Borrower agrees to indemnify the Bank against any loss (including any loss on redeployment of the funds repaid), cost or expense incurred by the Bank as a result of such prepayment. A certificate from the Bank of such loss or expense (including calculations in reasonable detail) shall, in absence of manifest error, be conclusive and binding on the Borrower.

          4.5 Computation of Interest. Interest on Prime Loans shall be computed for the actual number of days elapsed on the basis of a year consisting of 360 days. Interest on LIBOR Rate Loans shall be computed on the basis of a 360-day year and for actual days elapsed. Whenever any payment to be made hereunder shall fall due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day and such extension of time shall be included when computing interest in connection with such payment.

     5.  Making and Proration of Payments; Prepayments; Offset.

          5.1 Making of Payments to the Bank. The Borrower shall make all payments on the Note and otherwise under this Agreement in Dollars in immediately available funds to the Bank at its office in Chicago, Illinois, not later than 2:00 p.m., Chicago time, on the date due; and funds received after that hour shall be deemed to have been received by the Bank on its next following Business Day.

          5.2  Mandatory Prepayments.

               (a) Illegality. If any change in applicable law or regulation or in the interpretation thereof by any governmental authority charged with the administration thereof shall make it unlawful for the Bank to continue to maintain any of its Loans, and the Bank is unable to remedy such circumstance by transferring such Loan or Loans to another LIBOR Rate Office pursuant to Section 4.3(c), then the Borrower will, upon ten (10) Business Days' (where practicable) notice from the Bank, prepay such Loan or Loans in full, together with accrued interest thereon to the date of prepayment. If possible, the Bank shall not require such prepayment of any LIBOR Rate Loan before its Stated Maturity.

               (b) Termination of Credit. If the Bank shall, in its sole discretion at any time that an Event of Default shall have occurred and remain continuing, elect to terminate the Line of Credit before the Termination Date, then the Borrower shall repay the aggregate principal amount of (i) all Prime Loans then outstanding (together with accrued but unpaid interest thereon), not later than ten (10) Business Day after the effectiveness of such termination and (ii) each LIBOR Rate Loan then outstanding (together with accrued but unpaid interest thereon) at its Stated Maturity (without acceleration).

          5.3 Reduction or Termination of Line of Credit; Optional Prepayments and Maturity of Principal.

               (a) Voluntary Reduction or Termination of the Line of Credit. The Borrower may from time to time on at least five (5) Business Days' prior written notice received by the Bank permanently reduce the Line of Credit Commitment to an amount not less than the aggregate amount of all Loans then outstanding. Any such reduction shall be in an amount not less than $500,000 or an integral multiple thereof. Concurrently with any reduction to the Line of Credit Commitment to zero, the Borrower shall pay all interest on the Loans and all Non-Use Fees (as hereinafter defined) owing hereunder.

               (b) Prime Loans. The Borrower shall pay on the Termination Date or at earlier maturity by acceleration (or otherwise), the aggregate unpaid principal amount of all Prime Loans then outstanding. The Borrower shall have the right at any time and from time to time before the Termination Date, upon written notice from a Borrowing Representative to the Bank not later than noon, Chicago time, of the day that payment is made, to prepay in whole or in part and without premium or penalty the aggregate principal amount of all Prime Loans then outstanding; provided that any such partial prepayment shall be in an aggregate principal amount that is an integral multiple of $500,000. Any prepayment of principal of the Prime Loans shall include accrued interest to the date of prepayment on the principal amount being prepaid.

               (c) LIBOR Rate Loans. The Borrower shall pay the entire principal amount of any LIBOR Rate Loan at its maturity (whether at Stated Maturity, by acceleration or otherwise). The Borrower shall have the right at any time to prepay in whole, but not in part, the aggregate principal amount of any LIBOR Rate Loan, before the Stated Maturity of such Loan, subject to payment of any amount owing pursuant to
          Section 4.4.

          5.4 Conversion between Types of Loans. The Borrower may effect payment or prepayment of any LIBOR Rate Loan or Prime Loan by requesting a Loan of the other type to be made on the date of such payment or prepayment in an amount equal to the principal amount of the Loan being paid or prepaid, upon proper notice pursuant to Section 2.3, and in such request directing the Bank to apply the proceeds of the requested Loan to payment on the applicable Borrowing Date of the principal of such Loan being paid or prepaid. If the Borrower shall fail to pay any LIBOR Rate Loan at its Stated Maturity, the Bank shall automatically effect payment of the principal thereof by making a Prime Loan in the principal amount of such LIBOR Rate Loan.

          5.5 Interest. The Borrower shall pay accrued interest on Prime Loans monthly in arrears on the last day of each month, beginning with the first of such dates to occur after the Initial Borrowing Date and at maturity (whether by acceleration or otherwise), and on each LIBOR Rate Loan at its maturity (whether at Stated Maturity, by acceleration or otherwise). Notwithstanding anything to the contrary contained herein, accrued interest on each LIBOR Rate Loan with a six-month Interest Period shall be payable on the three-month anniversary of the first day of such Interest Period and at maturity. After the maturity (whether by acceleration or otherwise) of any Loan hereunder, the Borrower shall pay accrued interest on such Loan on demand.

          5.6 Offset. In addition to and not in limitation of all rights of offset that the Bank or any other holder of the Note may have under applicable law, the Bank or such other holder shall, upon the occurrence and during the continuance of any Event of Default described in Section 9.1(a) or (c) or any other Potential Default described in the remaining subsections of Section 9.1 after the expiration of any applicable grace or cure periods, have the right to appropriate and apply to the payment of the Note any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter with the Bank or such other holder.

          5.7 Arrangement Fee. The Borrower agrees to pay to the Bank an arrangement fee as set forth in a separate letter agreement between the Borrower and the Bank (the "Fee Letter").

          5.8 Non-Use Fee. The Borrower agrees to pay to the Bank a non-utilization fee ("Non-Use Fee") equal to 0.25% per annum of the total of
     (a) the Line of Credit Commitment, less (b) the sum of (i) the daily average of the aggregate principal amount of all Loans outstanding, which Non-Use Fee shall be (A) calculated on the basis of a year consisting of 360 days, (B) paid for the actual number of days elapsed, and (C) payable in arrears on the first day of each quarter commencing on January 2, 2002, and on the Termination Date.

     6. Representations and Warranties. To induce the Bank to make the Loans hereunder, the Borrower represents and warrants to the Bank that, as of the date hereof,:

          6.1 Organization, Good Standing and Power. Borrower is a Delaware not-for-profit corporation validly organized, existing and in good standing, under the laws of the State of Delaware; is duly qualified to do business as a foreign corporation in each jurisdiction where the nature of the Borrower's business requires such qualification, except where failure so to qualify would not have a material adverse effect on the Borrower's financial condition or ability to enter into and perform its obligations under this Agreement, the Note and each other document executed in connection therewith, and has full power and authority and holds all requisite governmental licenses, permits and other approvals necessary to permit the Borrower to enter into and perform its obligations under this Agreement, the Note and each other document executed in connection therewith and to conduct the Borrower's business substantially as currently conducted by it, except for such licenses, permits or approvals where such failure to hold would not have a material adverse effect on the Borrower's financial condition or ability to enter into and perform its obligations under this Agreement, the Note and each other document executed in connection herewith.

          6.2 Corporate Authority. Borrower has the power and authority to enter into and deliver this Agreement, to make borrowings hereunder, to execute and deliver the Note and to incur the obligations provided for herein and therein, all of which have been duly authorized by all requisite corporate action.

          6.3 Authorizations. No approval, authorization or other action by, or filing with, any governmental authority is required in connection with the borrowings hereunder, the execution and delivery of this Agreement and the Note, and the performance by the Borrower of its obligations hereunder and thereunder.

          6.4 No Conflicts. The execution and delivery of this Agreement and the Note by the Borrower and the performance by the Borrower of its obligations hereunder and thereunder do not conflict with or result in a violation of any statute, regulation or rule or the certificate of incorporation or by-laws of the Borrower or of any material agreement, instrument, order, writ, judgment or decree to which it is a party or is subject, or result in or require the creation or imposition of any lien on any of the properties of the Borrower.

          6.5 Binding Agreement. This Agreement constitutes, and the Note, when issued and delivered pursuant hereto for value received, will constitute, valid and binding obligations of the Borrower enforceable in accordance with their respective terms, subject, as to the enforcement of remedies,
     (i) to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws of general application affecting creditors' rights from time to time in effect and (ii) to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          6.6 Financial Statements. The Borrower's annual audited financial statements as at December 31, 2000 and its unaudited quarterly financial statement as at September 30, 2001, copies of which have been furnished to the Bank, have been prepared, in the case of the annual financial statements, in conformity with generally accepted accounting principles ("GAAP") consistently applied and all of such financial statements accurately present the financial condition of the Borrower as at such dates and the results of its operations for the periods then ended, and since such dates there has been no material adverse change in the Borrower's financial condition, operations, assets or business except as set forth in the Borrower's Financials. The Borrower has not incurred, or entered into any agreement or instrument whereby it may incur, any Indebtedness for borrowed money that is superior to or ranks pari passu in right of payment with the Loans or guaranteed the Indebtedness of any other person except as permitted under Section 7.9.

          6.7 Litigation. Except as disclosed in Exhibit C attached hereto, there are no pending or, to the knowledge of the Borrower, threatened actions, suits, proceedings or investigations affecting the assets or revenues of the Borrower before any court or arbitrator or before or by any governmental authority that, in any one case or in the aggregate, if determined adversely to the interests of the Borrower, would reasonably be expected to have a material adverse effect on its financial condition, operations, assets, business or properties or that purports to affect the legality, validity or enforceability of this Agreement, the Note or any other document executed in connection therewith. Other than any liability incident to such litigation or other proceedings or investigations, the Borrower does not have any material Contingent Liabilities not provided for or disclosed in the Financials referred to in Section 6.6.

          6.8 Taxes. The Borrower has filed all Federal and material tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which the Borrower is diligently contesting in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on the Borrower's books.

          6.9 Liens. None of the assets of the Borrower is subject to any mortgage, pledge, title retention lien, or other lien, encumbrance or security interest (a "Lien"), except for Liens permitted by Section 7.8.

          6.10 Public Utility Holding Company Act. The Borrower is not a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          6.11 Regulation U. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U).

          6.12 Accuracy of Information. All factual information heretofore or contemporaneously furnished and prepared by or on behalf of the Borrower in writing to the Bank for purposes of or in connection with this Agreement is, and all other such factual information hereafter furnished and prepared by or on behalf of the Borrower to the Bank will be, true and accurate in every material respect, to the best of the Borrowers knowledge, on the date as of which such information is dated or certified and, except for information furnished hereafter, as of the date of this Agreement and, to the best of the Borrower's knowledge, such information does not, or will not, as the case may be, omit to state any material fact necessary to make such information not misleading.

     7. Covenants. Until payment in full of the Note and performance of all other obligations of the Borrower hereunder, the Borrower will:

          7.1  Reports and Other Information.  Furnish to the Bank:

               (a) Financial Reports. Promptly following the Bank's request therefor, a copy of the Borrower's and its subsidiaries' (i) annual audited consolidated financial statements with consolidating schedules within 120 days of fiscal year-end and (ii) quarterly unaudited consolidated and consolidating financial statements within 60 days of the end of each fiscal quarter;

               (b) Certificates of the Borrower. Together with each such annual audit report or quarterly financial statement, a certificate dated the date thereof, in the form attached hereto as Exhibit E and signed by an appropriate Borrowing Representative of the Borrower to the effect that, to the best of such person's knowledge, no Event of Default or Potential Default has occurred and is continuing, or if there is any such event, describing it and the steps, if any, being taken to cure it, containing a computation of, and showing compliance with, each of the financial ratios and liquidity requirements contained in this
          Section 7 and stating the total Indebtedness of the Borrower that ranks pari passu with the Loans (including the aggregate amount of the Loans then outstanding);

               (c) Notice of Defaults and Certain Other Events. Prompt notice of (and in any event not later than three (3) Business Days after) (i) the occurrence of any Event of Default or Potential Default and the steps, if any, being taken to cure it, (ii) the institution of any suit, proceeding or investigation which is reasonably expected to have a material adverse effect on the Borrower, (iii) the incurrence (or entry into an agreement permitting such incurrence) by the Borrower of any Indebtedness for borrowed money in excess of $50,000 that ranks pari passu in right of payment with the Loans or any guarantee of the Indebtedness of any other person in excess of $50,000 not theretofore disclosed in Exhibit B attached hereto (as it may be amended from time to time) and (iv) the occurrence of any event or action that may reasonably lead to a material adverse change in the Borrower's (1) financial condition (including, without limitation, any default or event or condition reasonably likely to lead to a default under any agreement for borrowed money), or (2) current operations; and

               (d) Additional. Such additional information, reports or statements as the Bank may from time to time reasonably request.

          7.2 Taxes. Pay and discharge, as the same become due and payable, all Federal and other material taxes, assessments and governmental charges assessed upon the Borrower, its income and its properties prior to the date on which penalties are attached thereto, unless and to the extent only that such taxes, assessments and governmental charges shall be contested in good faith and by appropriate proceedings by the Borrower and that the Borrower or such subsidiary shall have set aside on its books adequate reserves in accordance with GAAP therefor.

          7.3 Insurance. Maintain with financially sound and reputable insurance companies insurance on all of the Borrower's property in such amounts and covering such risks as is consistent with sound business practice in the industry, including coverage for terrorism, to the extent policies without a terrorism exclusion (or separate terrorism coverage) are reasonably available and customarily maintained by similarly situated borrowers and are otherwise available at a commercially reasonable rate, and the Borrower will furnish to the Bank upon request information as to the insurance carried.

          7.4 Use of Proceeds. Use the proceeds of the Loans for the Ceres Interest Repurchase and general corporate purposes. The Borrower will not permit the proceeds of any Loan to be used for the purpose of purchasing or carrying any "margin stock" (as defined in Regulation U).

          7.5 Minimum Members' Equity. At any time, maintain, on a consolidated basis (measured as of the end of any fiscal quarter on a fiscal year-to-date basis), minimum Members' Equity of at least $190,000,000 ("Initial Minimum Members' Equity") as of the fiscal quarter ending December 31, 2001, which amount shall be increased each fiscal quarter thereafter by an amount equal to 50% of the Borrower's Net Income for the preceding fiscal quarter; provided, however, that if the Borrower is required to account in accordance with GAAP for the Ceres Interest Repurchase as a reduction in capital, the Initial Minimum Members' Equity shall be $160,000,000, and provided, further, that if the Borrower determines to write-off certain software related to the Eurex joint venture, the Initial Minimum Members' Equity shall be reduced by the amount of such write-off up to $30,000,000.

          7.6 Funded Debt to Total Capitalization. Not permit the ratio of Funded Debt to Total Capitalization to exceed 0.45 to 1.

          7.7 Fixed Charge Coverage Ratio. Not permit the Fixed Charge Coverage Ratio to be less than 1.50 to 1.

          7.8 Liens. Not create or permit to exist any Lien with respect to any of its assets now owned or hereafter acquired, except for Liens

          (i) for current taxes not delinquent or taxes being contested in good faith and by appropriate proceedings,

          (ii) arising in the ordinary course of business for sums not due or sums being contested in good faith and by appropriate proceedings, but not involving any deposits or advances or borrowed money,

          (iii) to the extent shown in Exhibit D attached hereto (including under that certain Security Agreement, dated as of March 30, 2001 from the Borrower in favor of Hitachi Credit America Corp. ("Hitachi") covering all obligations of the Borrower to Hitachi under the certain $10,000,000 Promissory Note, dated as of March 30, 2001 (the "Hitachi Loan") and secured by a lien on various items of equipment more particularly described therein (the "Equipment") of the Borrower so long as the Borrower shall pledge such Equipment to the Bank in the event that the Hitachi Loan is repaid in full prior to the Termination Date).

          (iv) arising out of pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation or to secure the performance of tenders, leases, government contracts, performance and return of money bonds and other similar obligations incurred in the ordinary course of business and not incurred with respect to obligations for borrowed money or the equivalent;

          (v) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower;

          (vi) incurred in connection with purchase money security interests, capital leases and conditional sales with respect to equipment acquired by the Borrower in the ordinary course of business, provided the Lien attaches only to the equipment being acquired and the aggregate principal amount of Indebtedness secured thereby is permitted hereunder;

          (vii) created by precautionary filings under the Uniform Commercial Code by lessors or similar financing parties;

          (viii) securing obligations not in excess of $1,000,000 arising as a result of a judgment or order for the payment of money that does not constitute an Event of Default hereunder;

          (ix) arising in connection with other Indebtedness and lease financings as permitted hereunder; and

          (x)  Liens in favor of the Bank, if any.

          7.9 Indebtedness. Not create, incur or suffer to exist any Indebtedness, except:

               (a)  the Loans;

               (b)  Indebtedness disclosed on Exhibit B;

               (c) any Indebtedness arising in the ordinary course of the Borrower's business not to exceed $500,000 in the aggregate outstanding at any time.

               (d) Indebtedness in respect of any purchase money security interest or Capital Lease not to exceed $2,000,000 in the aggregate at any time.

               (e) renewals, extensions, refinancings and refundings of Indebtedness permitted by this Section 7.9; provided, however, that any such renewal extension, refinancing or refunding is in an aggregate principal amount not greater than the principal amount of, and is on terms no less favorable to the Borrower, including as to weighted average maturity, than the Indebtedness being renewed, extended, refinanced or refunded.

          7.10 Other Agreements. Not enter into any material agreement containing any provision which would be violated or breached in any material respect by the performance of the Borrower's obligations hereunder, under the Note or under any other instrument or document delivered or to be delivered by the Borrower hereunder or in connection herewith.

          7.11 Change in Organizational Structure. Not change the Borrower's name, type of organization, jurisdiction of organization or other legal structure unless the Borrower shall notify the Bank in writing of any such change and provide the Bank with copies of all amendments and other organization documents in connection therewith; provided, however, that the Borrower shall be permitted to demutualize and convert the Borrower's organization structure into a stock, for-profit corporation in the manner previously disclosed in writing to the Bank without the Bank's consent.

          7.12 CBOT Rule Changes. Not, without the prior written consent of the Bank, adopt, amend, revoke or rescind any rules of the Borrower (as amended and in effect on the date hereof, the "CBOT Rules") if such adoption, amendment, revocation or rescission would have a materially adverse effect on the Borrower's financial condition, operations, assets, business or properties or that would affect the legality, validity or enforceability of this Agreement, the Note or any other document executed in connection therewith.

     8. Condition of Lending. The obligation of the Bank to make its Loans is subject to the following conditions precedent:

          8.1 Initial Loan. The making by the Bank of its initial Loan is, in addition to the conditions precedent specified in Section 8.2, subject to the condition precedent that the Bank shall have received all of the following documents, each duly executed and dated the Borrowing Date, satisfactory in form and substance to the Bank and its counsel:

               (a) The Note. The Note of the Borrower payable to the order of the Bank.

               (b) Resolutions. A copy, duly certified by the secretary or an assistant secretary of the Borrower of the resolutions of its Board of Directors of its authorization of the borrowings hereunder and the execution and delivery of this Agreement and the Note, (b) all documents evidencing other necessary corporate action, reasonably satisfactory to the Bank, and (c) all approvals or consents, if any, with respect to this Agreement and the Note.

               (c) Ceres Approvals. With respect to any Loans the proceeds of which are to be used for the Ceres Interest Repurchase, the Borrower shall provide evidence reasonably satisfactory to the Bank that the Borrower has obtained (a) the required member approval, (b) a favorable ruling from the Internal Revenue Service, and (c) approval of the Commodity Futures Trading Commission.

               (d) Consents, etc. Certified copies of all documents evidencing any other necessary corporate action, consents and governmental approvals (if any) with respect to this Agreement and the Note.

               (e) Opinion of Borrower's Counsel. A written opinion of the Borrower's counsel substantially in the form of Exhibit F attached hereto.

               (f) Incumbency and Signatures. Certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names of each officer or other person authorized to sign this Agreement, the Note and other documents provided for in this Agreement, together with a sample of the true signature of each such officer or other person (the Bank may conclusively rely on such certificate until formally advised by a like certificate of any changes therein).


               (g) Organizational Documents. A certified copy of the Articles of Incorporation and by-laws of the Borrower.

               (h) Other. Such other documents as the Bank may reasonably request.

          8.2 All Loans. The making by the Bank of its initial Loan and each subsequent Loan is subject in each case to the further conditions precedent that (a) no Event of Default or Potential Default has occurred and is continuing or will result from the making of such Loan, (b) the representations and warranties of the Borrower contained in Section 6 (except that Section 6.6 shall be deemed to refer to the most recent Financials of the Borrower) are true and correct as of the Borrowing Date of such Loan, with the same effect as though made on such Borrowing Date. Each request for a Loan pursuant to Section 1.3 shall be deemed a representation to the effect of clauses (a) and (b) above.

     9. Events of Default and Their Effect.

          9.1 Events of Default. Each of the following shall constitute an "Event of Default" under this Agreement:

               (a) Non-Payment. Failure to pay when due of any principal of or interest on the Note payable by the Borrower hereunder;

               (b) Non-Payment of Other Indebtedness for Borrowed Money. Default in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any other Indebtedness for borrowed money of, or guaranteed by, the Borrower in excess of $1,000,000 in the aggregate, or default in the performance or observance of any obligation or condition with respect to any such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or to permit the holder or holders thereof, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity;

               (c) Bankruptcy, Insolvency, etc. The Borrower becomes insolvent or generally fails to pay, or admits in writing its inability to pay, debts as they become due; or the Borrower applies for, consents to, or acquiesces in the appointment of, a trustee. receiver or other custodian for the Borrower or any of its property, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Borrower or for a substantial part of its property and is not discharged within forty-five (45) days; or any bankruptcy reorganization' debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of the Borrower, and, if such case or proceeding is not commenced by the Borrower, it is consented to or acquiesced in by the Borrower or remains for forty-five (45) days undismissed; or the Borrower takes any corporate action to authorize, or in furtherance of, any of the foregoing;

               (d) Non-Compliance with this Agreement. Failure by the Borrower to comply with or to perform any provision of this Agreement (and not constituting an Event of Default under any of the preceding provisions of this Section 9) and continuance of such failure for fifteen (15) days after the earlier of (i) the date on which Borrower had, or should have had knowledge of such failure, or (ii) notice thereof to the Borrower from the Bank; or

               (e) Warranties. Any representation or warranty made by or on behalf of the Borrower herein is breached or is false or misleading in any material respect, or any schedule, certificate, financing statement, report, notice, or other writing furnished by the Borrower to the Bank is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

               (f) Trading Suspension. There shall have occurred a suspension or material limitation in trading generally at the Borrower.


          9.2 Effect of Event of Default. If any Event of Default described in
     Section 9.1(c) shall occur, the Line of Credit (if it has not theretofore terminated) shall immediately terminate and the Note shall become immediately due and payable, all without notice of any kind; and, in the case of any other Event of Default, the Bank may declare the Line of Credit (if it has not theretofore terminated) to be terminated and the Note to be due and payable, whereupon the Line of Credit (if it has not theretofore terminated) shall immediately terminate and the Note shall become immediately due and payable, all without notice of any kind. The Bank shall promptly advise the Borrower of any such declaration, but failure to do so shall not impair the effect of such declaration. Notwithstanding the foregoing, the effect as an Event of Default of any event described in this
     Section 9 may be waived by the written consent of the Bank.


     10. Miscellaneous.

          10.1 Waiver; Amendments. No delay on the part of the Bank in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by it of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the Note shall in any event be effective unless the same shall be in writing and signed and delivered by the Bank and the Borrower, and any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          10.2 Notices. Any communication, demand or notice to be given hereunder or with respect to the Note will be duly given when delivered in writing or transmitted by telex or facsimile to a party at its address as indicated below or as indicated by such party in a notice given under this Section, or if sent by certified or registered mail shall be deemed delivered on the third Business Day following its deposit in the United States mails, if not actually received before such date. A communication, demand or notice given pursuant to this Section shall be addressed to each party at its address shown below its signature hereto, or at such other address as it may, by written notice received by the other parties to this Agreement, have designated as its address for such purpose.

          10.3 Computations. Where the character or amount of any asset or liability or item of income or expense is required to be or has been determined, or any consolidation or other accounting computation is required to be or has been made, for the purpose of this Agreement, such determination or calculation shall be or has been, to the extent applicable and except as otherwise specified in this Agreement, made in accordance with GAAP in the United States applied on a basis consistent with those at the time in effect.

          10.4 Transfer of the Note. If the Bank shall transfer its Note, it shall immediately advise the Borrower of such transfer and use its reasonable efforts to obtain the Borrower's consent to such transfer; provided, however, that failure on the part of the Bank to obtain such consent shall in no way prevent the Bank from making such transfer; and the Borrower shall be entitled conclusively to assume that no transfer of the Note has been made unless and until the Borrower shall have received written notice to the contrary. Each transferee of the Note shall take such Note subject to the provisions of this Agreement and to any waiver or consent given or other action taken hereunder, before the receipt by the Borrower of written notice of such transfer, by each previous holder of the Note; and, except as expressly otherwise provided in such notice, the Bank and the Borrower shall be entitled conclusively to assume that the transferee named in such notice shall thereafter be vested with all rights and powers under this Agreement of the Bank under the Note.

          10.5 Regulation U. The Bank represents that it in good faith is not relying, either directly or indirectly, upon any stock (as such term is defined in Regulation U promulgated by the Board of Governors of the Federal Reserve System) as collateral security for the extension or maintenance by it of any credit provided for in this Agreement.

          10.6 Costs, Expenses and Taxes. The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Bank (including the reasonable fees and out-of-pocket expenses of counsel for the Bank) in connection with the preparation, execution, delivery and administration of this Agreement, the Note, and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith, and all reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees and legal expenses) incurred by the Bank in connection with the enforcement of this Agreement, the Note, any such other instruments or documents or any collateral security. The obligations provided for in this Section 10.6 shall survive any termination of this Agreement.

          10.7 Separability. In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

          10.8 Successors and Assigns. This Agreement shall be binding upon the Borrower and the Bank and their respective successors and assigns, and shall inure to the benefit of the Borrower and the Bank and the respective successors and assigns of the Bank. The meaning of each such term -- "Borrower" or "Bank" -- shall include any such successor or assign.

          10.9 Governing Law; Entire Agreement. THIS AGREEMENT AND THE NOTE SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS. This Agreement and the Note together constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior Agreements, written or oral, with respect thereto.

          10.10 Counterparts. This Agreement may be executed in counterparts and by the different parties on separate counterparts (provided that each such counterpart shall be executed by the Borrower and the Bank) and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. When counterparts executed by both the Borrower and the Bank shall have been lodged with the Bank, this Agreement shall become effective as of the date hereof, and at such the Bank shall notify the Borrower.

          10.11 Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE BANK OR THE BORROWER SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY PROPERTY MAY BE BROUGHT, AT THE BANK'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH PROPERTY MAY BE FOUND. EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. EACH PARTY HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

          10.12 Waiver of Jury Trial. THE BANK AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO

     A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE BANK OR THE BORROWER. THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER LOAN DOCUMENT.

          10.13 Confidentiality. The Bank shall hold all non-public information obtained pursuant to the requirements of this Agreement in accordance with the Bank's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, it being understood and agreed by the Borrower that in any event the Bank may make disclosures (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) subject to the applicable limitations set forth herein, to the extent requested by any government authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (e) subject to an agreement containing provisions substantially the same as those of this subsection 10.13, to any eligible transferee of, or any prospective transferee of, any of its rights or obligations under this Agreement, (f) with the consent of Borrower, (g) to the extent such information (i) becomes publicly available other than as a result of a breach of this subsection 10.13 or (ii) becomes available to the Bank on a nonconfidential basis from a source other than the Borrower or (h) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about the Bank's or its Affiliates' investment portfolio in connection with ratings issued with respect to the Bank or its Affiliates; provided that, unless specifically prohibited by applicable law or court order, the Bank shall notify the Borrower of any request by any government authority or representative thereof (other than any such request in connection with any examination of the financial condition of the Bank by such government authority) for disclosure of any such non-public information prior to disclosure of such information and shall use its best efforts to afford the Borrower the opportunity to object to such disclosure.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                 BOARD OF TRADE OF THE CITY OF
                                 CHICAGO


                                 By:
                                    -----------------------------------
                                    Name:
                                         ------------------------------
                                    Its:
                                         ------------------------------

                                 Address:  141 West Jackson Boulevard
                                           Chicago, Illinois 60604-2994
                                 Facsimile No.:
                                               ------------------------

                                 LASALLE BANK NATIONAL
                                 ASSOCIATION, a national banking
                                 association


                                 By:
                                    --------------------------------
                                    Name:  Janet R. Gates
                                    Title:  Senior Vice President

                                 Address:  135 South LaSalle Street
                                           Chicago, Illinois 60603
                                 Facsimile No.:  (312) 904-6189

                                   EXHIBIT A
                                   ---------

                              LINE OF CREDIT NOTE
                              -------------------




                                                          Due:  January 15, 2003
$20,000,000.00                               Chicago, Illinois, January 15, 2002



     On or before January 15, 2003 the undersigned, for value received, promises to pay to the order of LASALLE BANK NATIONAL ASSOCIATION, in Chicago, Illinois, TWENTY MILLION DOLLARS ($20,000,000.00) or, if less, the aggregate unpaid principal amount of all Loans made by the payee to the undersigned pursuant to the Line of Credit Agreement hereinafter referred to, together with interest as herein set forth.

     The unpaid principal amount hereof from time to time outstanding shall bear interest from the date hereof at the rate per annum and for the periods set forth in Section 4 of the Line of Credit Agreement hereinafter referred to, payable as provided in Section 5 thereof.

     Payments of interest are to be made in lawful money of the United States of America in immediately available funds.

     This Note evidences indebtedness incurred under, and is subject to the terms and provisions of, a Line of Credit Agreement dated January 15, 2002 (and, if amended, all amendments thereto) between the undersigned and the payee, to which Line of Credit Agreement reference is hereby made for a statement of said terms and provisions, including those under which this Note may be paid prior to its due date or its due date accelerated.

     In addition to and not in limitation of the foregoing and the provisions of the Line of Credit Agreement hereinabove referred to, the undersigned further agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorneys' fees and legal expenses, incurred by the holder of this Note in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by acceleration or otherwise.

     This Note is made under, governed by and construed in accordance with the laws of the State of Illinois.

                                    BOARD OF TRADE OF THE CITY OF
                                    CHICAGO

                                    By:
                                       -----------------------------
                                      Name:
                                           -------------------------
                                      Its:
                                           -------------------------

                                   EXHIBIT B
                                   ---------

                        INDEBTEDNESS FOR BORROWED MONEY
                         AND GUARANTEES OF INDEBTEDNESS
                         ------------------------------


[There are no loans that are superior in right of payment.]

The following indebtedness is pari passu:

1. [That certain Promissory Note dated March 30, 2001 from the Borrower in favor of Hitachi Credit America Corp.]

2. [That certain Note Purchase Agreement dated March 1, 1997 with respect to $75,000,000 6.81% Senior Notes due March 31, 2007 between the Borrower and the Purchasers listed therein.]

                                   EXHIBIT C
                                   ---------

                               PENDING LITIGATION
                               ------------------

                                   EXHIBIT D
                                   ---------

                                 EXISTING LIENS
                                 --------------



1. That certain Security Agreement dated March 30, 2001 between the Borrower and Hitachi Credit America Corp. with respect to certain Equipment described therein.

                                   EXHIBIT E
                                   ---------

                        FORM OF CERTIFICATE OF BORROWER
                        -------------------------------

                                    [Date]

Janet R. Gates
Senior Vice President
LaSalle Bank National Association
135 South LaSalle Street, 2nd Floor
Chicago, Illinois 60606

     Re: Line of Credit Agreement dated January 15, 2002 (the "Agreement") between Board of Trade of the City of Chicago and LaSalle Bank National Association

Dear Ms. Gates:

     This letter accompanies our [describe report and date thereof] (the "Report Date"). I hereby certify to you that, to the best of my knowledge, as of the Report Date no Potential Default or Event of Default has occurred and is continuing.

     As of the Report Date:


1.   Minimum Members' Equity:                              $
                                                             -------------------
     Minimum Required                                      $
                                                             -------------------
2.   Funded Debt to Total Capitalization

     Actual
                                                             -------------------
     Maximum Allowed                                         0.45 to 1.00

3.   Fixed Charge Coverage Ratio

     Actual:
                                                             -------------------
     Minimum Required:
                                                             -------------------


                                     BOARD OF TRADE OF THE CITY OF
                                     CHICAGO

                                     By:
                                        -------------------------------
                                        Name:
                                             --------------------------
                                        Its:
                                             --------------------------

                                   EXHIBIT F
                                   ---------

                             FORM OF OPINION LETTER
                             ----------------------


                                     [Date]


LaSalle Bank National Association
135 South LaSalle Street
2nd Floor
Chicago, Illinois 60606

     Re: Line of Credit Agreement dated January 15, 2002 (the "Agreement") between Board of Trade of the City of Chicago

Ladies and Gentlemen:

     We are counsel for the Board of Trade of the City of Chicago, Inc. (the "Company") and have represented the Company in connection with its execution and delivery of a Line of Credit Agreement among the Company and LaSalle Bank National Association of even date herewith (the "Line of Credit Agreement"), providing for Loans in an aggregate principal amount not to exceed $20,000,000. All capitalized terms used in this opinion shall have the meanings attributed to them in the Line of Credit Agreement.

     We have examined the Company's articles of incorporation, by-laws, resolutions, the Line of Credit Agreement, the Note and such other matters of fact and law which we deem necessary in order to render this opinion. Based upon the foregoing, it is our opinion that:

     1. The Company is a not-for-profit corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite authority to conduct its business in Illinois and each other jurisdiction in which its business is conducted.

     2. The execution and delivery of the Line of Credit Agreement and the Note by the Company and the performance by the Company of the obligations thereunder have been duly authorized by all necessary corporate action and proceedings on the part of the Company and will not (a) require any consent of the Company's members; (b) violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Company or the Company's articles of incorporation or by-laws or any indenture, instrument or agreement binding upon the Company; or (c) result in, or require, the creation or imposition of any Lien pursuant to the provisions of any indenture, instrument or agreement binding on the Company.

     3. The Line of Credit Agreement and the Note have been duly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company enforceable in accordance with their terms except to the extent the enforcement thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject also to the availability of equitable remedies if equitable remedies are sought.

     4. Exhibit C to the Line of Credit Agreement describes all pending and threatened material litigation and proceedings against the Company of which we have knowledge.

     5. No approval, authorization, consent, adjudication or order of any governmental authority, which has not been obtained by the Company, is required to be obtained by the Company (or any subsidiary) in connection with the execution and delivery of the Line of Credit Agreement or the Note, the borrowings under the Line of Credit Agreement or the Note or in connection with the payment by the Company of the obligations thereunder.

                                              Very truly yours,



                                              ------------------------------